July 25, 1996

VIA EDGAR


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

	RE:	Casey's General Stores, Inc. (0-12788)
		Preliminary Proxy Materials

Gentlemen:

	On behalf of Casey's General Stores, Inc. (the "Company"), we are transmitting herewith preliminary copies of the Proxy Statement and forms of Proxy Card and ESOP Instruction Card to be utilized by the Company in connection with the Annual Meeting of the Company's shareholders scheduled for September
20, 1996. The Company expects to commence distribution of these materials to shareholders and ESOP participants beginning on or about August 5, 1996.

	Should the staff have any questions or comments on the enclosed materials, please don't hesitate to contact me.

						Yours very truly,



						/s/ William J. Noth
						FOR THE FIRM

WJN:dc
encl.

cc:   Douglas K. Shull (w/o encl.)

                   SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934



Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[ X ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission
          only (as permitted by Rule 14a-6(e)(2))
[   ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to
          Section 240.14a-11(c) or
          Section 240.14a-12


                    CASEY'S GENERAL STORES, INC.
         (Name of Registrant as Specified in its Charter)

                      [Not Applicable]
           (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ X ]   $125 per Exchange Act Rules 0-11(c)(1)(ii),
        14a-6(i)(1), or 14a-6(i)(2) or Item 22(a)(2)
        of Schedule 14A.
[   ]   $500 per each party to the controversy
        pursuant to Exchange Act Rule 14a-6(i)(3).
[   ]   Fee computed on table below per Exchange Act
        Rules 14a-6(i)(4) and 0-11.

                       [Not Applicable]


[    ]   Fee paid previously with preliminary
         materials

[    ]   Check box if any part of the fee is offset as
         provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                        [Not Applicable]

                              [LOGO]

                                       August 5, 1996


To Our Shareholders:



	The Annual Meeting of the shareholders of Casey's General Stores, Inc. will be held at the Casey's General Stores, Inc. Corporate Headquarters, One Convenience Blvd., Ankeny, Iowa, at 9:00 A.M., Iowa time, on Friday, September 20, 1996. The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, outline the election of directors and other proposal to be considered by the shareholders at the meeting.

	It is important that your shares be represented at the meeting whether or not you are personally able to attend. Accordingly, we ask that you please sign, date and return the enclosed Proxy Card promptly. If you later find that you may be present for the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

	Your copy of the Company's Annual Report for 1996 is also enclosed. Please read it carefully. It gives you a full report on the Company's operations for the fiscal year ended April 30, 1996.

	We look forward to seeing you at the meeting and thank you for your continued interest in the Company.

							Sincerely,





							Donald F. Lamberti
							Chief Executive Officer
							and Chairman of the Board

                                 [LOGO]

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                      SEPTEMBER 20, 1996



To the Shareholders of Casey's General Stores, Inc.:

	The Annual Meeting of the shareholders of Casey's General Stores, Inc., an Iowa corporation, will be held at the Casey's General Stores, Inc. Corporate Headquarters, One Convenience Boulevard, Ankeny, Iowa, on Friday, September 20, 1996, at 9:00 A.M., Iowa time, for the following purposes:

	1.	To elect eight members to the Board of Directors to
serve until the next ensuing Annual Meeting of shareholders or until their successors are elected and qualified;

	2.	To consider and act upon a proposal to amend the
Restated and Amended Articles of Incorporation, as amended, to increase the number of authorized shares of Common Stock; and

	3.	To transact such other business as may properly come
before the meeting or at any adjournment thereof.

	The Board of Directors has fixed the close of business, July 24, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any and all adjournments thereof. A list of such holders will be open for examination by any shareholder, for any purpose germane to the meeting, at the Company's Corporate Headquarters at the address described above, for a period of ten days prior to the meeting.


						By Order of the Board of Directors,




						John G. Harmon
						Secretary


August 5, 1996

                       PROXY STATEMENT


	This Proxy Statement and the accompanying proxy card or voting instruction card (either, the "proxy card") are being mailed beginning on or about August 5, 1996, to each holder of record of the Common Stock, no par value (the "Common Stock"), of Casey's General Stores, Inc. (the "Company") at the close of business on July 24, 1996. Proxies in the form enclosed are solicited by the Board of Directors of the Company for use at the Annual Meeting of shareholders to be held at the Casey's General Stores, Inc. Corporate Headquarters, One Convenience Boulevard, Ankeny, Iowa 50021, at 9:00 A.M., Iowa time, on Friday, September 20, 1996.

	If the enclosed proxy card is properly executed and returned, the shares represented thereby will be voted at the meeting in accordance with the shareholder's instructions. If no instructions are given, the proxy will be voted FOR the election as directors of the nominees named herein, and FOR the proposal to amend the Restated and Amended Articles of Incorporation, as amended (the "Restated Articles") to increase the number of authorized shares of Common Stock (the "Proposed Amendment"). A person giving a proxy may revoke it at any time before it is voted. Any shareholder attending the meeting may, on request, vote his or her own shares even though the shareholder has previously sent in a proxy card. Unless revoked, the shares of Common Stock represented by proxies will be voted on all matters to be acted upon at the meeting.

	For participants in the Casey's General Stores, Inc. Employees' Stock Ownership Plan and Trust (the "ESOP"), the proxy card will also serve as a voting instruction card for UMB Bank, n.a. (the "Trustee"), the trustee of the ESOP, with respect to the shares held in the participants' accounts. A participant cannot direct the voting of shares allocated to the participant's account in the ESOP unless the proxy card is signed and returned. If proxy cards representing shares in the ESOP are not returned, those shares will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the ESOP.

	The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail.
Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company. The
Company may reimburse brokers and their nominees for their expenses in communicating with the persons for whom they hold shares of the Company.

So far as the Board of Directors and the management of the Company are aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such other matters.


                      SHARES OUTSTANDING

	Holders of record of the Common Stock at the close of business on the record date, July 24, 1996, will be entitled to vote on all matters to be presented at the Annual Meeting. On the record date, 26,225,206 shares of Common Stock were outstanding. Each such share of Common Stock will be entitled to one vote on all matters.

	The following table contains information with respect to each person, including any group, known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of the date indicated below. Except as otherwise indicated, the persons listed in the table have the voting and investment powers with respect to the shares indicated.


	Name and				              	Amount
	Address of				             and Nature
	Beneficial				             of Beneficial       	Percent
	Owner     				             Ownership    	       of Class
	----------	             			-------------	       --------
	UMB Bank, n.a.
	  10th and Grand
	  Kansas City, MO  64141	 	2,151,179 (1)	       8.20%

	Donald F. Lamberti
	  One Convenience Blvd.
	  Ankeny, IA   50021     		2,480,836 (2)       	9.46%

- -------------------------
(footnotes on next page)

(1)	Information is as of July 24, 1996 and  consists of shares
held by UMB Bank, n.a. as the Trustee of the ESOP. Under the trust agreement creating the ESOP, the shares of Common Stock held by the Trustee are voted by the Trustee in accordance with the participants' directions or, if no directions are received, in the same manner and proportion as the Trustee votes shares for which the Trustee does receive timely instructions. The trust agreement also contains provisions regarding the allocation of shares to participants, the vesting of plan benefits and the disposition of shares. The amount shown includes an aggregate of 857,646 shares voted by the Trustee in accordance with the instructions of Messrs. Lamberti, Lamb, Shull and Harmon as participants in the ESOP.

(2)	Information is as of July 24, 1996 and includes 547,764
shares held under the ESOP and currently allocated to the account of Mr. Lamberti, over which Mr. Lamberti exercises voting power.
See footnote 1 above.


                       VOTING PROCEDURES

	Under Iowa corporate law and the Restated Articles, the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the 1996 Annual Meeting.

	Directors are elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee will have the effect of votes cast against the election of said nominee.

	Approval of the Proposed Amendment to the Restated Articles requires the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock. Shares abstaining from voting on the Proposed Amendment are considered present at the meeting for purposes of determining a quorum, but are treated as having voted against the amendment at the meeting. Shares for which a broker has either not received voting instructions from the beneficial owner thereof on matters on which the broker is not permitted to vote such shares in its discretion, or for which such discretionary authority has been withheld (a "broker non-vote"), are considered present at the meeting but are not counted for voting purposes with respect to such matter. Consequently, both abstentions and any broker non-votes with respect to the Proposed Amendment would have the same effect as the votes cast against such proposal.


                         PROPOSAL 1

                   ELECTION OF DIRECTORS


	The Board of Directors has designated the eight individuals named below as nominees for election as directors of the Company at the 1996 Annual Meeting of shareholders. All nominees are currently directors of the Company and have been previously elected by the shareholders, except Patricia Clare Sullivan who was elected as a director by the Board of Directors effective
June 14, 1996. Directors are elected to hold office until the next annual election and, in each case, until their respective successors are duly elected and qualified.

	George A. Doerner's distinguished service on the Board of Directors concluded with his death, after an extensive illness, in April of this year. His guidance and counsel will be missed.

	Additional information regarding each of these nominees is set forth below. The number of shares of Common Stock of the Company beneficially owned by each of the nominees as of July 24, 1996 is set forth on pages 9 and 10. Except as may be otherwise expressly stated, all nominees for directors have been employed in the capacities indicated for more than five years.

	It is intended that all proxies in the accompanying form, unless contrary instructions are given thereon, will be voted for the election of all the persons designated by the Board of Directors as nominees. In case any of the nominees is unavailable for election, an event which is not anticipated, the enclosed proxy may be voted for the election of a substitute nominee.

	The Board of Directors recommends a vote FOR election of the nominees as directors of the Company.

	Donald F. Lamberti, 58, Chairman of the Board and Chief Executive Officer of the Company. Mr. Lamberti co-founded the Company in 1967 and served as its President from 1975 to 1988, when he assumed his present position. Mr. Lamberti, a director of the Company since 1967, also serves as a director of Norwest
Bank Iowa, N.A. and National By-Products, Inc. and as a member of the Board of Trustees of Buena Vista College.

		Ronald M. Lamb, 60, President and Chief Operating
Officer of the Company. Mr. Lamb served as a Vice President of the Company from 1976 until 1987 when he was elected Chief Operating Officer. He has served as President of the Company since September 1988.
Mr. Lamb has been a director of the Company since 1981.

		Douglas K. Shull, 53, Treasurer and Chief Financial Officer of the Company. Mr. Shull, a director of the Company since 1987, also serves as a member of the Board of Directors of Homeland Bankshares Corporation and as President of the Board of Trustees of the Des Moines Area Community College.

		John G. Harmon, 42, Corporate Secretary of the Company. Mr. Harmon has been associated with the Company since 1976 and has served as a director since 1987.

		John R. Fitzgibbon, 74, consultant and former Vice Chairman and Chief Executive Officer of First Group Companies and former Chief Executive Officer of Iowa-Des Moines National Bank (currently Norwest Bank Iowa, N.A.). Mr. Fitzgibbon, a director of the Company since 1983, also serves as a member of the Board of Directors of the Iowa Student Loan Liquidity Corporation and as Chairman of the Des Moines International Airport Board.

		John P. Taylor, 49, Chairman and Chief Executive Officer of Taylor Ball (formerly known as Ringland-Johnson-Crowley), a general construction contractor. Mr. Taylor served as President of Taylor Ball from 1983 to 1992, when he assumed his present position. Mr. Taylor has served as a director since 1993 and also serves as a director of Firstar Bank Des Moines, N.A., Allied Group Inc. and three wholly-owned property and casualty insurance subsidiaries of Allied Group, Inc.

		Kenneth H. Haynie, 63, President of Ahlers, Cooney, Dorweiler, Haynie, Smith & Allbee, P.C., a law firm. Mr. Haynie, a director of the Company since 1987, also serves as President of the Orchard Place Foundation.

Patricia Clare Sullivan, 68, consultant and President of Mercy Health Center of Central Iowa, Des Moines, Iowa from 1977 to 1995. Ms. Sullivan, first elected as a director on June 14, 1996, also serves as a director of Boatmen's National Bank of Des Moines.

MEETINGS AND COMMITTEES

	The Board of Directors held six meetings and acted once by unanimous consent during the fiscal year ended April 30, 1996.
At intervals between formal meetings, members of the Board are provided with various items of information regarding the Company's operations and are frequently consulted on an informal basis with respect to pending business. Each member of the Board of Directors attended 75% or more of the aggregate number of Board meetings and meetings of committees on which he served.

	The Company's Second Amended and Restated Bylaws (the "Bylaws") established four standing committees of the Board of
Directors: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee. In addition, the Bylaws authorize the Board of Directors to establish other committees for selected purposes.

	One such other Committee, the Shareholder Ad Hoc Committee, was activated during the 1996 fiscal year for the purpose of making recommendations to the Board of Directors with respect to
(i) the proposal to establish a classified board considered by the shareholders at the 1995 Annual Meeting and (ii) the proposal to increase the number of authorized shares of Common Stock to be considered by the shareholders at the 1996 Annual Meeting. This Committee, which consisted of Messrs. Fitzgibbon, Taylor, Doerner and Haynie, met four times during the fiscal year ended April 30, 1996.

	The Executive Committee, presently consisting of Messrs. Lamberti, Lamb, Fitzgibbon and Haynie, is authorized, within certain limitations, to exercise the power and authority of the Board of Directors between meetings of the full Board. The Committee met once during the fiscal year ended April 30, 1996.

	The principal functions of the Audit Committee, presently consisting of Messrs. Taylor, Fitzgibbon, Haynie and Shull (ex-officio), are the recommendation to the Board of Directors of an independent public accounting firm to be the Company's auditors, and the approval of the audit arrangements and audit results.
The Committee met twice during the fiscal year ended April 30, 1996.

The principal functions of the Compensation Committee, presently consisting of Messrs. Fitzgibbon, Haynie and Taylor and Ms. Sullivan, are to review management's evaluation of the performance of the Company's officers and their compensation arrangements and to make recommendations to the Board of Directors concerning the compensation of the Company's executive officers, Vice Presidents and outside directors. The Committee met three times during the fiscal year ended April 30, 1996.

	The Nominating Committee, presently consisting of Messrs.
Harmon, Lamb, Shull and Taylor, generally reviews the qualifications of candidates proposed for nomination and recommends to the Board candidates for election at the Annual
Meeting of shareholders. The Committee met once during the fiscal year ended April 30, 1996.

	Shareholders may nominate director candidates for election pursuant to procedures set forth in the Company's By-laws. To make such nominations, shareholders must deliver written notice thereof to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of shareholders, at least 30 days, but not more than 90 days, prior to the anniversary date of the record date set for the immediately preceding Annual Meeting of shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice must set forth certain information concerning such shareholder and the shareholder's nominee(s), including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

COMPENSATION OF DIRECTORS

	Directors who are also employees of the Company receive no compensation in their capacities as directors. During the fiscal year ended April 30, 1996, each non-employee director was paid an annual cash retainer fee of $7,500 plus a meeting fee of $500 for each Board, committee or shareholders' meeting attended. The Company also paid the premiums on a directors' and officers' liability insurance policy insuring all directors.

	Under the Non-Employee Directors' Stock Option Plan (the "Director Stock Plan"), prior contingent awards of options to purchase shares of Common Stock granted to Messrs. Fitzgibbon, Doerner and Haynie (an aggregate of 6,000 shares each) and Taylor (an aggregate of 2,000 shares) on August 29, 1994 and May 1, 1995 became effective upon shareholder approval of the Director Stock Plan at the 1995 Annual Meeting. The exercise prices for such options were $11.47 and $13.59 per share, respectively. On May 1, 1996, Messrs. Fitzgibbon, Haynie and Taylor each received options under the Director Stock Plan to purchase 1,000 shares of Common Stock at an exercise price of $21.38 per share. On May 1 of each succeeding year, each Eligible Non-Employee Director (defined in the Director Stock Plan as any person who is serving as a non-employee director of the Company on the last day of a fiscal year) will receive an option to purchase 1,000 shares of Common Stock. The exercise price of all options awarded under the Director Stock Plan is the average of the last reported sale prices of shares of Common Stock on the last trading day of each of the 12 months preceding the award of the option. The term of such options is ten years from the date of grant, and each option is exercisable immediately upon grant. The aggregate number of shares of Common Stock that may be granted pursuant to the Director Stock Plan may not exceed 100,000 shares, subject to adjustment to reflect any future stock dividends, stock splits or other relevant capitalization changes.

          BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK
               BY DIRECTORS AND EXECUTIVE OFFICERS

	The following table sets forth, as of July 24, 1996, the beneficial ownership of shares of the Company's Common Stock, the only class of capital stock outstanding, by the current directors of the Company, the executive officers named in the Summary Compensation Table herein, and all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have the voting and investment powers with respect to the shares indicated.

					                                             Total Amount
Name of 		   Shares		                             and Nature
Beneficial	  Direct	     Subject to	  ESOP	       of Beneficial    Percent
Owner	       Ownership	  Options(1)	  Shares(2)	  Ownership (3)    of Class
- ----------	  ---------	  ----------	  ---------	  -------------	   --------
Donald F.
  Lamberti	  1,933,072	   - 0 -	      547,764     	2,480,836		     9.46%

Ronald M.
  Lamb	        309,000	   - 0 -      	254,560     	  563,560     		2.15%

Douglas K.
  Shull	        70,000	   - 0 -	        2,425	        72,425	      *

John G.
  Harmon	       - 0 -	    5,000	       52,897	        57,897	      *

John R.
  Fitzgibbon   61,860	    7,000     	  - 0 -	         68,860	      *

Kenneth H.
 Haynie   	   27,431(4)   7,000        - 0 -	        435,431(5)    1.66%

John P.
  Taylor	     10,000	     3,000     	  - 0 -	         13,000	      *

Patricia Clare
  Sullivan	   - 0 -	      - 0 -        - 0 -          - 0 -        *

All executive officers
and directors as a group
(8 persons) 	2,411,363	  22,000	     857,646       3,692,009   		14.08%

- -----------------------
* Less than 1%

(footnotes on following page)

(1)	Consisting of shares (which are included in the totals) that are subject to acquisition through currently exercisable stock options granted under the 1991 Incentive Stock Option Plan (or the predecessor plan) or the Director Stock Plan, but which cannot be presently voted by the executive officers or non-employee directors holding the options. See "ELECTION OF DIRECTORS -- Compensation of Directors" and "EXECUTIVE COMPENSATION -- Option Grants and Exercises" on pages 7 and 15 herein.

(2)	The amounts shown (which are included in the totals) consist of shares allocated to the named executive officers' accounts in the ESOP as of April 30, 1995 (the most recent allocation made by the Trustee of the ESOP) over which the officer exercises voting power. See Footnote 1 to the table set forth under the heading "SHARES OUTSTANDING" on page 3 herein.

(3)	Except as otherwise indicated, the amounts shown are the
aggregate numbers of shares attributable to the shareholders' direct ownership of shares, shares subject to currently exercisable options and ESOP shares.

(4)	The amount shown consists of 17,131 shares owned by Mr.
Haynie's spouse and 10,300 shares owned by Mr. Haynie.

(5)	The amount shown includes 400,000 shares held by the
Lamberti Family Trust, for which Mr. Haynie acts as co-trustee with shared voting and dispositive power and as to which he disclaims beneficial ownership, and 1,000 shares held by a family trust for which Mr. Haynie acts as trustee.

VOTING TRUST AGREEMENT

	Messrs. Lamberti and Lamb are parties to a voting trust agreement that will become effective upon the date of death of the first of such shareholders. Under the voting trust agreement, the shareholders have agreed to deposit all of the shares of Common Stock of the Company beneficially owned by them ("Voting Shares") with the survivors of Messrs. Lamberti and Lamb, and their successors, as voting trustees. Upon the effectiveness of the voting trust, the voting trustees generally will be entitled to vote the Voting Shares in their discretion in accordance with the determination of a majority of the voting trustees. However, in order to approve certain extraordinary corporate actions, such as the merger of the Company into any other company, the voting trustees will be required to obtain the prior affirmative vote of the holders of voting trust certificates representing not less than two-thirds of the Voting Shares. Unless earlier terminated by the vote of all of the voting trustees or of holders of voting trust certificates representing at least three-quarters of the Voting Shares, the agreement will terminate upon the expiration of three years after the effective date of the voting trust.


                       EXECUTIVE COMPENSATION


REPORT OF COMPENSATION COMMITTEE

	The Compensation Committee of the Board of Directors (the "Committee"), composed of the four current non-employee directors, is responsible for evaluating the performance of management and determining the annual compensation to be paid to the Company's chief executive officer and the executive officers named in the Summary Compensation Table. The Committee also administers the 1991 Incentive Stock Option Plan (the "1991 Option Plan").

	OBJECTIVES

	The Committee's executive compensation policies are designed to attract, motivate and retain executives who will contribute to the long-term success of the Company, and to reward executives for achieving both short-term and long-term strategic goals of the Company. The Company is committed to providing a fair and competitive pay package to all employees. Compensation for executive officers is linked directly to the Company's financial performance as well as the attainment of each executive officer's individual performance goals. As a result, a substantial portion of each executive officer's total compensation is intended to be variable and to relate to and be contingent upon the financial performance of the Company, as well as each executive officer's job performance.

	Each year, typically in August, the Committee reviews the Company's executive compensation program and approves individual salary levels and performance goals for all executive officers and other senior Company personnel. The Committee also makes any determinations with respect to the award of stock options under the 1991 Option Plan at that time. In 1992, this review included a report from an independent compensation consultant concerning the terms of the Company's employment agreements with its executive officers and the level of salaries and benefits provided therein.

EXECUTIVE OFFICER COMPENSATION

	As has been the practice in recent years, the three principal components of the Company's executive compensation program during the 1996 fiscal year were base salary, annual incentive payments and stock options.

	BASE SALARY. Base salaries for executive officers of the Company are determined primarily on the basis of each executive officer's job description and corresponding responsibilities, rather than on the basis of job titles or comparisons with executive officers at comparably sized companies. The Company has established only four executive officer positions and, as a result, the Committee believes that the Company's executive officers generally assume more extensive responsibilities than those found in similar positions with comparably sized companies. The base salary of each executive officer is set forth in the officer's employment agreement with the Company and may be adjusted during the terms thereof with the consent of the officer.

	ANNUAL INCENTIVE PAYMENTS. The Company's executive officers (as well as its Vice Presidents) annually participate in an incentive compensation bonus pool. Bonus awards are made only if the Company achieves specific performance targets in earnings per share established each year by the Committee, with the amount of the bonus increasing as earnings per share increase above the levels specified by the Committee. The purpose of the bonus award is to reward superior performance by the Company's executive officers that has resulted in the Company achieving certain financial performance levels. During the 1996 fiscal year, each of the Company's executive officers received the maximum bonus award for which he was eligible under the levels established by the Committee.

	STOCK OPTIONS. Stock options may be granted to executive officers and other key employees of the Company under the terms of the 1991 Option Plan. The size of an individual's stock option award is based primarily on individual performance and the individual's responsibilities and position with the Company. The 1991 Option Plan is designed to assist the Company in attracting, retaining and motivating executive officers and other key employees. The stock options are also designed to align the interests of the executive officers and other key employees with those of the Company's shareholders. The stock options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. This approach encourages the creation of shareholder value over the long-term, in that no benefit is realized from the stock option grants unless the price of the Company's Common Stock rises over a number of years. Options were awarded to each of the four executive officers during the 1996 fiscal year, as well as to the Vice Presidents and a number of other Company employees.

	ADDITIONAL COMPENSATION AND BENEFITS. The Company's compensation of executive officers includes certain other benefits. Each executive officer is entitled to receive additional compensation in the form of payments, allocations, or accruals under various benefit plans, consisting primarily of contributions to the Company's 401(k) plan and employee stock ownership plan. The Committee believes that these plans are an integral part of the overall compensation program of the Company.

	CHIEF EXECUTIVE OFFICER. Mr. Lamberti's compensation for the fiscal year ended April 30, 1996 was determined in accordance with the above policies and in light of his employment agreement with the Company. No adjustment was made to Mr. Lamberti's current salary of $350,000 during 1996. Mr. Lamberti also earned $200,000 in annual bonus for performance in the 1996 fiscal year based upon the Company's ability to achieve specified financial performance targets in earnings per share established by the Committee at the beginning of the fiscal year.

	OTHER. The Committee is aware of the statutory limitations placed on the deductibility of compensation in excess of $1 million which is earned by an executive officer in any year.
None of the executive officers earned compensation that would be subject to such limitations, but the Committee will continue to monitor developments in this area.

									COMPENSATION COMMITTEE


         John R. Fitzgibbon, Chairman
      			Kenneth H. Haynie
      			John P. Taylor
      			Patricia Clare Sullivan

EXECUTIVE COMPENSATION

	The following table sets forth certain information concerning the compensation earned or awarded during the last three fiscal years to the chief executive officer and the three other most highly compensated executive officers of the Company as of April
30, 1996 whose compensation (based on the total of the amounts required to be shown in the salary and bonus columns of such table) exceeded $100,000.

                    SUMMARY COMPENSATION TABLE

                                              Long-Term
                     Annual Compensation      Compensation
Name and                             Other    Securities	   All Other
Principal                            Annual   Underlying	   Compensation
Position(1) Year  Salary($) Bonus($) Comp.($) Options (#)     ($) (2)
- ----------  ----- --------- -------- ------   -----------   ------------
Donald F. Lamberti
 Chairman   1996  $350,000  $200,000  $2,444   10,000        - 0 -
 and Chief  1995   350,000   200,000   2,444      0         $2,375
 Executive  1994   250,000   200,000   2,444      0          3,681
 Officer

Ronald M. Lamb
 President  1996  $350,000  $200,000  $  836   10,000	       - 0 -
 and Chief  1995   350,000   200,000     836      0         $2,375
 Operating  1994   250,000   200,000     836      0          3,681
 Officer

Douglas K. Shull
 Treasurer  1996  $133,750  $ 85,000  $2,248    5,000       $5,350
 and Chief  1995   125,000    80,000   2,248      0          4,875
 Financial  1994   119,000    80,000   2,248   10,000        5,521
 Officer

John G. Harmon
 Corporate  1996  $113,750  $ 85,000  $1,789    5,000       $4,550
 Secretary  1995   105,000    80,000   1,789      0          4,475
            1994    98,334    80,000   1,789   10,000        4,778

- -------------------------------------------------------------------------

(1)	The Company currently has only four executive officers
for whom individualized pay disclosure is required under the rules of the Securities and Exchange Commission.

(2)	The amount shown for each named executive officer is the
total of the Company's contributions to the Company's 401(k) plan, in which all employees are eligible to participate, and contributions to the ESOP.

OPTION GRANTS AND EXERCISES

	The following tables summarize, for the fiscal year ended April 30, 1996, option grants to and option exercises by the executive officers named in the Summary Compensation Table under the 1991 Option Plan, and the value of the options held by such persons at April 30, 1996:

            OPTION GRANTS IN LAST FISCAL YEAR

                                                        Potential
                                                        realizable
                                                        value at
                                                        assumed
                                                        annual rates
                                                        of stock
                    Percent                             price
                    of total                            appreciation
                    options                             for option
           Option   granted to     Exercise   Expira-   terms (2)
           granted  employees in   price      tion       5%   10%
Name       (#)(1)   fiscal year    ($/Sh)     Date      ($)   ($)
- ---------------------------------------------------------------------------

Donald F.
  Lamberti  10,000     5.49%         21-3/8     12/20/05  134,430  340,660

Ronald M.
  Lamb      10,000     5.49%         21-3/8     12/20/05  134,430  340,660

Douglas K.
  Shull      5,000     2.75%         21-3/8     12/20/05   67,215  170,330

John G.
  Harmon     5,000     2.75%         21-3/8     12/20/05   67,215  170,330

- --------------------------------------------------------------------------

(1)	Stock options have no value on the date of grant because
the exercise price per share is equal to the market price per share of the Company's Common Stock on the date the option is granted. A stock option has value to the optionee in the future only if the market price of the Company's Common Stock at the time the option is exercised exceeds the exercise price.

(2) The dollar amounts under the 5% and 10% Columns are the result of calculations required by the Securities and Exchange Commission and should not be viewed as, and are not intended to be, a forecast of possible future appreciation in the Company's stock price.



             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES

                                     Number of
                                     Securities          Value of
                                     Underlying          Unexercised
                                     Unexercised         In-the-Money
                                     Options at          Options at
                                     Year-End            Year-End
            Shares        Value      Exercisable/        Exercisable/
            Acquired on   Realized   Unexercisable       Unexercisable
Name        Exercise (#)  ($)  (1)   (#) (in shares)     (in dollars)(2)
- ------------------------------------------------------------------------
Donald F.
  Lamberti      0          0         0/10,000             0/1,880

Ronald M.
  Lamb          0          0         0/10,000             0/1,880

Douglas K.
  Shull      60,000    820,000       0/5,000              0/940

John G.
  Harmon      5,000     78,150       10,000/5,000         113,130/94

- ---------------------------------------------------------------------

(1)	The "value realized" represents the difference
between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2)	Calculated on the basis of a stock price of $21-9/16
per share, which was the last reported sales price of shares of Common Stock reported on the NASDAQ National Market System on April 30, 1996, minus the exercise price.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

	Effective as of March 2, 1992, the Company entered into employment agreements with each of Messrs. Lamberti, Lamb, Shull and Harmon. The agreements with Messrs. Lamberti,
Lamb and Shull are for terms of five years (with automatic renewal terms of three years in the case of Messrs. Lamberti and Lamb) and the agreement with Mr. Harmon was for a term of three years. On June 20, 1994, the Board of Directors approved of an extension of the Company's contract with Mr. Harmon, on essentially the same terms as those approved in 1992, for a period expiring on March 1, 1997. The term of employment for Messrs. Shull and Harmon would be extended for a three year period in the event of a "change of control" (as defined in the agreements) of the Company.

	Each of the agreements with the executive officers continues their levels of responsibility on an equivalent basis to the duties performed by each of them prior to the effective date of the agreement. The agreements with Messrs. Lamberti and Lamb provide that each such executive officer will receive compensation exclusive of bonuses at the rate of $250,000 per year or such other amount as the Company and the officer mutually shall agree. In the case of Messrs. Shull and Harmon, the agreements provide for compensation exclusive of bonuses in the annual amounts of $120,000 and $100,000, respectively, or such other amounts as the Company and the officers shall agree upon.

	In each case, the officer's employment may be terminated as a result of death, disability, cause or "good reason", both before or following any change in control of the Company. For this purpose, good reason is generally defined as a diminution in compensation or level of responsibility, forced relocation to another area, or the failure to continue employment upon the stated terms and conditions.

	Under the agreements, the death of either Messrs. Lamberti or Lamb would obligate the Company to pay their surviving spouse the officer's salary for a period of 24 months, after which the spouse would receive monthly benefits equal to one-half of the officer's retirement benefits for a period of 20 years or until the spouse's death, whichever occurs first. A similar obligation would arise in the event of the death of either Messrs. Shull or Harmon, except at the period during which full salary would be paid would be 12 rather than 24 months. In the event either Messrs. Lamberti or Lamb become disabled, the officer would be entitled to disability benefits equal to one-half of their annual salary until they reach age 65 or are no longer disabled or until their death, whichever occurs first. In the event they recover from their disability, retirement benefits would be paid thereafter until death. Neither Messrs. Shull nor Harmon are entitled to receive any disability payments under their agreements with the Company. In the event of termination for cause (or other than for good reason), each of the four officers is entitled to receive their salary to the date of termination. In the event an officer terminates employment for good reason, the Company would be obligated to pay such officer (i) his salary through the date of termination, (ii) a portion of the highest annual bonus received during the three previous fiscal years, if any, (iii) a payment equal to 2.0 times the sum of the officer's salary and bonus allocation, (iv) all compensation previously deferred and (v) the present value of their retirement benefits, if any. Certain employee benefits also would be continued for a two-year period following the date of termination. If an officer terminates employment for good reason within three years following a change of control, the Company would be obligated to pay such officer as it would for a "good reason" termination described above, except that the multiple would be 3.0 times the sum of the officer's salary and bonus allocation rather than 2.0 times. Similarly, certain employee benefits also would be continued for a three-year period following the date of termination. In the event of such a termination, the Company would be obligated to take into account the golden parachute tax provisions of the Internal Revenue Code of 1986 and may be required to adjust the payment amount to avoid an adverse tax result to the officer as a result of receiving the foregoing amounts.

	Each agreement further provides for the voluntary retirement of the officer at age 65, or upon reaching 59 years of age and having completed 25 years of employment with the Company, following which an officer would be entitled to receive an annual retirement benefit equal to one-half of his most recent salary payable until his death.

The Board of Directors may extend an officer's employment on a year-to-year basis following age 65, and each officer is expected to hold themselves available at the written request of the Board of Directors to consult and advise with the officers and directors of the Company.


                 COMPARATIVE STOCK PERFORMANCE


	The Performance Graph set forth on the following page compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on (i) the Russell 2000 Index,
(ii) a peer group index based on the common stock of Dairy Mart Convenience Stores and Uni-Marts Incorporated (the "Old Peer Group") and (iii) a new peer group index based on the common stock of the following companies: Dairy Mart Convenience Stores, Uni-Marts Incorporated, E-Z Serve Corp. and Southland Corp. (the "New Peer Group"). The Old Peer Group does not include Sunshine Jr. Stores Incorporated or Circle K Corp., both of which have been included in one or more of the Company's previous peer group indices, due to their mergers with E-Z Serve Corp. and Tosco Corp., respectively. In light of these developments, the Company has determined to use an index based on the common stock of the New Peer Group for future shareholder return comparisons.

	The cumulative total shareholder return computations set forth in the Performance Graph assume the investment of $100 in the Company's Common Stock and each index on April 30, 1991, and reinvestment of all dividends. The total shareholder returns shown are not intended to be indicative of future returns.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG CASEY'S GENERAL STORES, INC., THE RUSSELL 2000 INDEX
AN OLD AND A NEW PEER GROUP

                                   April 30,
                --------------------------------------------
                1991    1992    1993    1994    1995    1996
                --------------------------------------------
Casey's General
Stores, Inc.    $100    175     178     265     379     476

Old Peer Group  $100    128      91     136     120     158

New Peer Group  $100     89     284     264     232     205

Russell 2000    $100    117     136     156     167     222


	The above Performance Graph and related disclosure and the Report of the Compensation Committee (set forth on pages 11 through 13 hereof) shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.


                OTHER INFORMATION RELATING TO
               DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

	The Compensation Committee of the Board of Directors determines annually the compensation to be paid to the Company's Chief Executive Officer and other executive officers, including the executive officers named in the Summary Compensation Table. The current members of the Compensation Committee are Messrs. Fitzgibbon (Chairman), Haynie and Taylor and Ms. Sullivan. Mr. Haynie is a shareholder and President of Ahlers, Cooney, Dorweiler, Haynie, Smith & Allbee, P.C., a law firm in Des Moines, Iowa. The Company retained this law firm during fiscal 1996 for legal services and expects to retain such firm in the current fiscal year.

CERTAIN TRANSACTIONS

	At one store location, the Company is currently a sublessee of a trust created by Mr. Lamberti for the benefit of his heirs. The trust is irrevocable for federal income tax purposes, and Mr. Lamberti exercises no incidents of ownership over it. Following the December 1, 1984, dissolution of a corporation beneficially owned by Mr.
Lamberti, the trust succeeded to the interest in the lease with the Company. The trust currently owns the building at that location and itself leases the real estate at that location from another trust. The Company's sublease originally commenced on October 1, 1977, for a term of 10 years, and provided for a fixed monthly rental payment of $1,300 and payment of an amount equal to 1% of sales by the leased store. In December 1984, the Company's sublease was extended until September 30, 1997 for the same rental. The amounts received by the trust under the lease during the past three fiscal years were $34,903 in fiscal 1994, $36,356 in fiscal 1995 and $36,148 in fiscal 1996. The Company does not intend to lease additional store sites or buildings from affiliated persons.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

	Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than 10% of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock with the Securities and
Exchange Commission.   Such persons are required by SEC
regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended April 30, 1996, all such Section 16(a) filing requirements were met, except Mr. Taylor inadvertently filed one report late with respect to his purchase of shares of Common Stock.

                         PROPOSAL 2

            AMENDMENT OF THE RESTATED ARTICLES
        TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                      OF COMMON STOCK



	The Board of Directors has unanimously approved and recommends to the shareholders that they consider and approve a proposal to amend the Restated Articles to increase the number of authorized shares of the Company's
Common Stock from 60,000,000 to 120,000,000.  The Restated
Articles also presently authorize 1,000,000 shares of Serial
Preferred Stock, which will not be changed by the proposed amendment. If the proposed amendment is approved, the first sentence of Article IV of the Restated Articles would read as follows:

		A.	The aggregate amount of authorized capital stock
of this Corporation shall be divided into two classes:
(i) 120,000,000 shares, consisting of one class designated as Common, and having no par value and no pre-emptive rights, and
(ii) 1,000,000 shares, consisting of one class designated as Serial Preferred having no par value.

	The Board of Directors believes that the increase in the number of authorized shares will benefit the Company by improving its flexibility to consider further stock splits in the future and to respond to future business opportunities and needs. The additional authorized shares also will be available for issuance from time to time in connection with employee benefit plans, possible financings, acquisitions of other companies or other corporate purposes, or for issuance or exchange under the terms of the distribution of stock purchase rights declared by the Company's Board of Directors on June 14, 1989 in connection with its adoption of a Shareholder Rights Plan.

Authorized shares of Common Stock may be issued from time to time without action by the Company's shareholders to such persons and for such consideration and on such terms as the Board of Directors determines. Holders of Common Stock do not have any pre-emptive rights to purchase new shares when Common Stock is issued by the Company. Therefore, the issuance of additional Common Stock other than pro-rata would have a dilutive effect on the present voting power of the current shareholders. The additional shares for which authorization is being sought would be identical with the shares of Common Stock presently authorized and outstanding, and the amendment would not effect the terms or rights of holders of those shares. The Company has no current plans to issue shares for any purpose other than shares issued upon exercise of stock options granted to officers and employees under the 1991 Option Plan.

	The Restated Articles and Bylaws of the Company, together with certain agreements to which the Company is a party, could deter, to varying degrees and under varying circumstances, hostile takeovers (including those that might result in a premium over the market price) or other efforts to take control of the Company or remove incumbent management without the approval of the Board of Directors.
These include (a) a Shareholder Rights Plan, authorizing the issuance of Common Share Purchase Rights that become exercisable and transferable apart from the Common Stock shortly after a person or group, without the Company's consent, acquires beneficial ownership of 20% or more of the Company's Common Stock or commences or announces the intent to make a tender offer or exchange offer that could result in a change of control of the Company, (b) the authority of the Board of Directors to issue Serial Preferred shares with such voting rights and other powers as the Board of Directors may determine, (c) notice requirements relating to nominations to the Board of Directors, (d) the Trust
Agreement creating the Company's ESOP (which currently holds approximately 8.20% of the outstanding shares of Common
Stock), permitting ESOP participants to direct the trustee in the voting or tender of the shares of Common Stock allocated to their ESOP account and (e) employment agreements with the Company's four executive officers, under which changes of control may result in the payment of increased severance benefits to the officers upon termination or demotion following a change of control.
Certain other provisions of Iowa corporate law also may have the same effect, such as those provisions authorizing shareholder rights plans and permitting directors to consider certain community interest factors in evaluating merger proposals.

	The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is required for approval of the amendment to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000 shares.

	The Board of Directors recommends a vote FOR this proposal.


                       AUDITORS


	KPMG Peat Marwick LLP was engaged by the Company to serve as its auditors for fiscal 1996. Representatives of KPMG
Peat Marwick LLP will be in attendance at the Annual Meeting to be held on September 20, 1996, and will be available to respond to appropriate questions and may make a statement if they so desire.


       DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

	Any proposal which a shareholder intends to present at the Annual Meeting of shareholders in 1997 must be received by the Company by April 4, 1997 in order to be eligible for inclusion in the proxy statement and proxy card relating to such meeting.

                        ANNUAL REPORTS

	The Company's 1996 Annual Report, including consolidated financial statements, is being mailed to shareholders with this Proxy Statement, but does not form a part of the material for the solicitation of proxies. The Company will provide without charge to each shareholder, on written request, a copy of the Company's Annual Report on Form 10-K for the year 1996, including the consolidated financial statements and schedules thereto, filed with the Securities and Exchange Commission. If a shareholder requests copies of any exhibits to such Form 10-K, the Company may require the payment of a fee covering its reasonable expenses. A written request should be addressed to the Corporate
Secretary, Casey's General Stores, Inc., One Convenience
Blvd., Ankeny, Iowa 50021-0845.

	By Order of the Board of Directors,





							    John G. Harmon
							    Secretary



August 5, 1996


     YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE AND SIGN THE
     ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE
     ACCOMPANYING POSTPAID ENVELOPE.

               CASEY'S GENERAL STORES, INC.            PROXY
                ONE CONVENIENCE BOULEVARD
                    ANKENY, IOWA  50021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          [LOGO]

	The undersigned hereby appoints Donald F. Lamberti and Ronald M. Lamb as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Casey's General Stores, Inc. held of record by the undersigned on July 24, 1996 at the Annual Meeting of shareholders to be held on September 20, 1996, or any adjournment thereof.

	1.	PROPOSAL 1 - ELECTION OF DIRECTORS

		__
		__   FOR ALL NOMINEES LISTED BELOW
			(except as marked to the contrary below).

		__
		__   WITHHOLD AUTHORITY to vote for all nominees
             below.

		(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below.)

        __	                     __
        __ Donald F. Lamberti     __ Ronald M. Lamb


        __                        __
        __ Douglas K. Shull       __ John G. Harmon


        __                        __
        __ John R. Fitzgibbon     __ Patricia Clare Sullivan


        __                        __
        __ Kenneth H. Haynie      __ John P. Taylor

2.	PROPOSAL 2 - AMENDMENT OF THE RESTATED AND AMENDED
  	ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF
   AUTHORIZED SHARES OF COMMON STOCK, as described in the Proxy Statement.

        ___              ___                 ___
        ___  FOR         ___  AGAINST        ___  ABSTAIN



	3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                 (To be signed on the other side.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF
NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS
1 AND 2.




						DATED: ----------------, 1996


					    -------------------------------
   						Signature



						-------------------------------
						Signature if held jointly


	Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
    PROMPTLY USING THE ENCLOSED ENVELOPE.

              CASEY'S GENERAL STORES, INC.       INSTRUCTION
               ONE CONVENIENCE BOULEVARD         CARD
                   ANKENY, IOWA  50021


                        [LOGO]

INSTRUCTIONS TO:  UMB Bank, n.a., as Trustee of the Sixth
                  Amended and Restated Casey's General
                  Stores, Inc. Employees' Stock Ownership
                  Plan and Trust (the "ESOP").


	I hereby direct that the voting rights pertaining to all shares of Common Stock of Casey's General Stores, Inc. held by the Trustee and allocated to my account in the ESOP shall be exercised at the Annual Meeting of the shareholders of Casey's General Stores, Inc. to be held on September 20,
1996, or at any adjournment of such meeting, in accordance with the instructions below, in voting upon the election of Directors, amendment of the Restated and Amended Articles of Incorporation, and on any other business that may properly come before the meeting.

1.	PROPOSAL 1 - ELECTION OF DIRECTORS

	__
	__  FOR ALL NOMINEES LISTED BELOW
		(except as marked to the contrary below).

	__
	__   WITHHOLD AUTHORITY to vote for all nominees below.

	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below.)

    __                        __
    __ Donald F. Lamberti     __ Ronald M. Lamb

    __                        __
    __ Douglas K. Shull       __ John G. Harmon


    __                        __
    __ John R. Fitzgibbon     __ Patricia Clare Sullivan


    __                        __
    __ Kenneth H. Haynie      __ John P. Taylor




	2.   PROPOSAL 2 - AMENDMENT OF THE RESTATED AND AMENDED
         ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF
         AUTHORIZED SHARES OF COMMON STOCK, as described in the Proxy Statement.

         ___              ___               ___
         ___  FOR         ___  AGAINST      ___  ABSTAIN



	3. In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting.


               (To be signed on the other side.)

                CASEY'S GENERAL STORES, INC.
         EMPLOYEES' STOCK OWNERSHIP PLAN AND TRUST


	You are entitled to direct the voting of the total number of shares of Common Stock of Casey's General Stores, Inc. allocated to your account in the ESOP through July 24, 1996, the record date for voting at the September 20, 1996 Annual Meeting of shareholders, if your completed and signed
Instruction Card is received by the Trustee no later than September 18, 1996. If your voting instructions are not timely received by the Trustee, the shares allocated to your account and the other shares held by the Trustee for which no instructions were timely received will be voted by the Trustee in the same manner and proportion as the Trustee votes shares for which the Trustee does receive timely instructions.




					DATED: ------------------, 1996


					------------------------------
					Participant's Signature


           (Please sign exactly as your name appears)


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          PROMPTLY USING THE ENCLOSED ENVELOPE.